Exhibit a.2

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

PUERTO RICO GNMA & U.S. GOVERNMENT TARGET MATURITY FUND, INC.

Pursuant to Articles 8.01 and 8.05 of the General Corporation Law of Puerto Rico, the undersigned, being the duly appointed President and Secretary of **PUERTO RICO GNMA & U.S. GOVERNMENT TARGET MATURITY FUND, INC.** (the "Corporation), do hereby certify that:

1. The Board of Directors of the Corporation, pursuant to a meeting of the Board of Directors duly held on May 12, 2003, declared it desirable and convenient to adopt an Amended and Restated Certificate of Incorporation of the Corporation, which Amended and Restated Certificate of Incorporation of the Corporation is attached hereto as Attachment A.

2. The Corporation has not received any payment for any of its shares of capital stock.

3. The amendments reflected in the Amended and Restated Certificate of Incorporation of the Corporation attached hereto as Attachment A have been duly adopted by the Corporation in accordance with the requirements of Articles 8.01 and 8.05 of the General Corporation Law of Puerto Rico.

IN WITNESS WHEREOF, and as required by the General Corporation Law of the Commonwealth of Puerto Rico, the undersigned sign and issue this Certificate of Amendment of Certificate of Incorporation, and affix hereto the seal of the Corporation, in order to file this certificate with the Puerto Rico State Department for its proper registration in accordance with applicable law.

In San Juan, Puerto Rico this 14th day of May, 2003.

Miguel A. Ferrer
President

Carlos V. Ubiñas
Secretary

[SEAL]